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                                                                     Exhibit 5.1

                                                                January 21, 2004




Corporate Asset Backed Corporation,
      445 Broad Hollow Road, Suite 239,
            Melville, New York  11747.

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of $2,950,000,000 aggregate amount of Certificates (the "Certificates") and Notes (the "Notes") to be issued by a series of trusts (each, a "Trust") to be created from time to time by Corporate Asset Backed Corporation, a Delaware corporation (the "Depositor"), pursuant to trust agreements (each, a "Trust Agreement") between the Depositor and U.S. Bank Trust N.A. or another bank or trust company, as trustee (the "Trustee"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion: (1) When the Registration Statement has become effective under the Act, the Trust Agreement relating to a particular series of the Certificates has been duly authorized, executed and delivered, the terms of the Certificates and of their issuance and sale have been duly established in conformity with the Trust
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         Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Depositor or the Trust issuing such Certificates and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Depositor or the Trust, and the Certificates have been duly executed and authenticated in accordance with the Trust Agreement and issued and sold as contemplated in the Registration Statement, the Certificates will entitle their holders to the benefits provided by the Trust Agreement.

                  (2) When the Registration Statement has become effective under the Act, the Trust Agreement relating to the Trust that issues a particular series of Notes has been duly authorized, executed and delivered, the Indenture relating to that series of Notes has been duly authorized, executed and delivered, the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Depositor or the Trust issuing the Notes and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Depositor or such Trust, and the Notes have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Notes will constitute valid and legally binding obligations of the Trust, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or
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         affecting creditors' rights and to general equity principles.

         We note that, as of the date of this opinion, a judgment for money in an action based on a Note or Certificate denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Note or Certificate is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Note or Certificate denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Note or Certificate would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which such Note or Certificate is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

         The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain matters on information obtained from public officials, officers of the Depositor and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Validity of the Certificates" and "Validity of the Notes and Certificates" in the Prospectuses and
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Prospectus Supplements forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                   Very truly yours,



                                                   /s/  Sullivan & Cromwell LLP